Exhibit 10.2 DB1/ 157550130.8 [●], 2025 To: [KEY EXECUTIVES OTHER THAN THE CHIEF EXECUTIVE OFFICER] Subject: Participation in the HF Foods Group Inc. Severance Plan Dear [●]: In consideration for your dedication to HF Foods Group Inc. (the “Company”, and together with its subsidiaries, the “HFFG”) and continued service, the Company hereby agrees to enter into this letter agreement with you (the “Letter Agreement”), formalizing the terms of the HF Foods Group Inc. Severance Plan (the “Plan”), under which you are already eligible to participate. A copy of the Plan is attached hereto as Attachment A and all capitalized terms used but not defined in this Letter Agreement shall have the meaning assigned to such terms in the Plan. Subject to your continued satisfaction of the requirements under the Plan, you will continue to be eligible to participate in the Plan and, specifically, Exhibit B of the Plan. For the purposes of your participation in the Plan, “Cause” generally has the meaning set forth in the Plan, except that, during the period starting on a Change in Control and for 12 months following the consummation of such Change in Control, “Cause” will instead mean your: (i) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (ii) engaging in fraud within the course of providing services to HFFG (including but not limited to any acts of embezzlement or misappropriation of funds) that causes HFFG material harm or damages; (iii) willful misconduct or gross negligence within the course of providing services to HFFG that causes HFFG material harm or damages; or (iv) material breach of the terms of your written employment agreement, or any other agreement containing obligations related to confidentiality, nonsolicitation, or noncompetition, if any. Notwithstanding the foregoing, Cause shall not exist based on conduct described in clauses (ii)–(iv) unless (A) the Company has provided you notice of such conduct (specifying the particulars of the conduct constituting Cause), (B) the Company has afforded you 15 days to cure such conduct and (C) the conduct has not been reasonably rectified satisfaction of the Company following such cure period. For the purposes of your participation in the Plan, “Good Reason” generally has the meaning set forth in the Plan, except that, during the period starting on a Change in Control and for 12 months following the consummation of such Change in Control, “Good Reason” will instead mean, without your prior written consent and subject to the notice, cure and other requirements set forth in the Plan: (i) a diminution of your base salary; (ii) a diminution of your authority, duties or responsibilities; or (iii) a material change in the principal geographic location at which you perform services for HFFG (for purposes of this agreement, relocation to a facility or a location that would not increase the one-way commute distance by more than 50 miles will not be considered a material change in geographic location). The second sentence of the definition of Good Reason relating to timing of notice and cure periods set forth in the Plan shall apply at all times and in all cases.

DB1/ 157550130.8 - 2 - Please review the Plan and the applicable Exhibit for details about its terms and conditions. Your continued participation in the Plan and any payment thereunder will be governed by the terms of the Plan, the applicable Exhibit and this Letter Agreement. Please acknowledge your acceptance of participation in the Plan and the terms and conditions by signing this letter below. You should keep a copy of this Letter Agreement for reference. [signature page follows] Sincerely, HF Foods Group Inc. By: Name: Felix Lin Title: Chief Executive Officer Date: Acknowledged and agreed: By: Name: [EXECUTIVE NAME] Date:

DB1/ 157550130.8 Attachment A HF Foods Group Inc. Severance Plan (attached)